UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2009

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2009, Loral Space & Communications Inc. ("Loral" or the "Company") entered into a Satellite Capacity and Gateway Service Agreement (the "Barrett Agreement") with Barrett Xplore Inc. ("Barrett") to provide satellite capacity and gateway service for broadband services in Canada. Under the Barrett Agreement, Loral will lease up to 100% of the Canadian coverage portion of the ViaSat-1 satellite (the "Canadian Payload") that it owns to Barrett for the full 15-year life of the satellite and provide gateway service to Barrett for Barrett’s use in providing Internet broadband services via satellite to customers located in Canada.

The Barrett Agreement enables Barrett to provide broadband services to rural Canadians, consistent with recently announced government initiatives to expand broadband in Canada. Barrett has committed to lease at least 50% of the Ka-band capacity (not including that portion of the capacity that uses the non-geostationary orbit spectrum) on the Canadian Payload, with provisions for expansion up to 100% of such capacity prior to launch. Barrett will make fixed payments to Loral that vary annually based on expected usage but which will aggregate, over the 15-year life of the satellite and barring any unforeseen failures or anomalies, at least CAD 133 million and, depending on the amount of capacity Barrett leases, up to CAD 262 million. Barrett may also elect to optionally prepay all or a portion of its commitment.

In furtherance of the Barrett Agreement, Loral expects to contract with both ViaSat, Inc. ("ViaSat") and Telesat Canada ("Telesat") to provide the equipment and services needed for the Barrett service. Loral expects to purchase ground infrastructure equipment and related services from ViaSat and to obtain support from Telesat in payload and transponder traffic operations, regulatory and licensing matters and gateway facility management. Loral’s aggregate investment for the purchase of the Canadian Payload and associated costs for launch services and launch insurance for ViaSat-1 and for gateway infrastructure equipment is estimated to be approximately $75 million.

ViaSat-1 is currently under construction at Space Systems/Loral, Inc. and is scheduled for launch in 2011.

This description of the Barrett Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Barrett Agreement attached to this report as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective as of December 31, 2009, Mr. C. Patrick DeWitt relinquished his duties as Chief Executive Officer of Space Systems/Loral, Inc. ("SS/L"), a wholly-owned subsidiary of Loral, and is no longer an officer of Loral. Mr. DeWitt is expected to be appointed to the SS/L Board of Directors as its Chairman. Effective, January 1, 2010, Mr. John Celli, SS/L’s President and Chief Operating Officer, will lead the company’s day-to-day operations.

Item 9.01 Financial Statements and Exhibits.

10.1 Satellite Capacity and Gateway Service Agreement dated as of December 31, 2009 between Loral Space & Communications Inc. and Barrett Xplore Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

January 7, 2009	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Satellite Capacity and Gateway Service Agreement dated as December 31, 2009 between Loral Space & Communications Inc. and Barrett Xplore Inc.